Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of February 17, 2012, by and among W. P. Carey & Co. LLC, a Delaware limited liability company (“W. P. Carey”), and W. P. Carey REIT, Inc., a Maryland corporation and a wholly-owned subsidiary of W. P. Carey (“NewCo REIT,” and together with W. P. Carey, the “Parties”).

RECITALS

WHEREAS, W. P. Carey has adopted an overall plan to restructure its business operations so as to qualify as a real estate investment trust (“REIT”) for federal income tax purposes;

WHEREAS, as part of the overall restructuring process, W. P. Carey will merge with and into NewCo REIT (the “REIT Conversion”), and pursuant to the terms of this Agreement, each outstanding listed share of W. P. Carey, no par value (the “W. P. Carey Listed Shares”), shall be cancelled and, in exchange for cancellation of such share, the rights attaching to each such share shall be converted into the right to receive one share of NewCo REIT’s common stock, $0.001 par value per share (“NewCo REIT Common Stock”);

WHEREAS, prior to the consummation of the REIT Conversion, W. P. Carey and certain of its affiliates shall, as a condition to the closing of the Merger, consummate the Reorganization (as defined in the Merger Agreement below).

WHEREAS, immediately following the consummation of the REIT Conversion and the Reorganization, upon the terms and subject to the conditions set forth in the Agreement and Plan of Merger (the “Merger Agreement”) dated as of February 17, 2012, by and among Corporate Property Associates 15 Incorporated, a Maryland corporation (“CPA 15”), CPA 15 Holdco, Inc., a Maryland corporation that will be the sole stockholder of CPA 15 immediately preceding the Merger (as defined below) (“CPA 15 Holdco”), W. P. Carey, NewCo REIT, CPA 15 Merger Sub Inc. (“Merger Sub”), a Maryland corporation and a subsidiary of W. P. Carey Holdco LLC, a Maryland limited liability company and a subsidiary of NewCo REIT, and, for the limited purposes set forth in Section 4.3, Carey Asset Management Corp. (“CAM”) and W. P. Carey & Co. B.V. (“Foreign Subsidiary”), each a subsidiary of W. P. Carey, W. P. Carey, CPA 15, CPA 15 Holdco, NewCo REIT and Merger Sub intend to merge CPA 15 Holdco with and into Merger Sub(the “Merger”), with Merger Sub surviving the Merger as a direct subsidiary of W. P. Carey Holdco LLC and CPA 15 being a direct subsidiary of Merger Sub.

WHEREAS, the Board of Directors of W. P. Carey (the “W. P. Carey Board”) and the Board of Directors of NewCo REIT (the “NewCo REIT Board”) have each determined that this Agreement and the transactions contemplated hereby, including the REIT Conversion, are advisable and in the best interest of W. P. Carey, NewCo REIT and their respective stockholders and have each approved this Agreement, and the transactions contemplated hereby, including the REIT Conversion;

WHEREAS, the W. P. Carey Board and the NewCo REIT Board have (i) recommended the approval of the REIT Conversion by the W. P. Carey Stockholders and the NewCo REIT Stockholders (as each such term is herein defined), and (ii) authorized that the REIT Conversion be submitted for consideration at a special meeting of the W. P. Carey Stockholders and the NewCo REIT Stockholders; and

WHEREAS, the Parties intend that the REIT Conversion be treated for U.S. federal income tax purposes as a contribution of the assets of W. P. Carey (other than NewCo REIT Common Stock) to NewCo REIT in exchange for NewCo REIT Common Stock in a transaction that, together with the Merger, qualifies under Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), followed by a distribution of all of the NewCo REIT Common Stock held by W. P. Carey to its stockholders in liquidation of W. P. Carey in a transaction that is governed by Section 731 of the Code.

NOW, THEREFORE, for good and valuable consideration, and in consideration of the foregoing, the Parties hereby agree as follows:

ARTICLE I

THE REIT CONVERSION

Section 1.1. The REIT Conversion. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 18-209 of the Delaware Limited Liability Company Act (the “DLLCA”) and the procedures set forth in Section 3-105 of the Maryland General Corporation Law (the “MGCL”), W. P. Carey shall be merged with and into NewCo REIT. Following the REIT Conversion, NewCo REIT will continue as the surviving corporation (the “Surviving Company”), the separate corporate existence of W. P. Carey will cease, each in accordance with Section 3-114 of the MGCL, and, from and after the Effective Time (as hereinafter defined), the REIT Conversion shall have the effects set forth in the applicable provisions of the MGCL. The Parties intend that the REIT Conversion be treated for U.S. federal income tax purposes as a contribution of the assets of W. P. Carey (other than NewCo REIT Common Stock) to NewCo REIT in exchange for NewCo REIT Common Stock in a transaction that, together with the Merger, qualifies under Section 351 of the Code, followed by a distribution of all of the NewCo REIT Common Stock held by W. P. Carey to its stockholders in liquidation of W. P. Carey in a transaction that is governed by Section 731 of the Code.

Section 1.2. Closing. The closing (the “Closing”) of the REIT Conversion will take place at such time and on such date as shall be specified by the Parties, which shall be no later than the third Business Day after satisfaction or waiver of the conditions set forth in Article III (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of DLA Piper LLP (US), 1251 Avenue of the Americas, New York, New York 10020, or at such other time and place as is agreed to in writing by the Parties hereto (the date on which the Closing takes place, the “Closing Date”).

Section 1.3. Effective Time. Upon the terms and subject to the conditions set forth herein, as part of the Closing, the Parties shall (i) execute a certificate of merger in accordance with the provisions of the DLLCA (the “Delaware Certificate of Merger”) in substantially the form attached hereto as Exhibit A, file such Delaware Certificate of Merger with the Delaware Secretary of State and make all other filings and recordings required under the DLLCA with respect to the REIT Conversion, and (ii) execute articles of merger in accordance with the provisions of the MGCL (the “Maryland Articles of Merger” and together with the Delaware Certificate of Merger, the “Requisite Articles of Merger”) in substantially the form attached hereto as Exhibit B, file such Maryland Articles of Merger with the State Department of Assessments and Taxation of Maryland (the “SDAT”) and shall make all other filings and recordings required under the MGCL with respect to the REIT Conversion. The REIT Conversion shall become effective at such time as the Parties shall agree should be specified in the Requisite Articles of Merger (such time as the REIT Conversion becomes effective, the “Effective Time”); provided that such time (i) is not earlier than the time the (a) Maryland Articles of Merger are accepted for record by the SDAT and (b) Delaware Certificate of Merger is accepted for record by the Delaware Secretary of State, and (ii) does not exceed 30 days after the later of the (a) filing of the Delaware Certificate of Merger with the Delaware Secretary of State and (b) acceptance for record of the Maryland Articles of Merger by the SDAT. Unless otherwise agreed, the Parties shall cause the Effective Time to occur on the Closing Date.

Section 1.4. Charter and Bylaws. The articles of incorporation of NewCo REIT (the “NewCo REIT Charter”) and the bylaws of NewCo REIT (the “NewCo REIT Bylaws”) as in effect immediately prior to the Effective Time, shall, except for any required amendments, be the articles of incorporation and the bylaws of the Surviving Company, until further amended in accordance with the respective terms of such articles of incorporation, bylaws and the MGCL.

Section 1.5. Directors and Officers of the Surviving Company. Unless otherwise determined by the Parties, from and after the Effective Time (i) the directors of W. P. Carey immediately prior to the Effective Time shall be the directors of the Surviving Company, and (ii) the officers of W. P. Carey immediately prior to the Effective Time shall be the officers of the Surviving Company, in each case until the earlier of their respective death, resignation or removal and their respective successors is duly elected and qualifies in accordance with the bylaws of the Surviving Company and the MGCL.

Section 1.6. Conversion Consideration. As of the Effective Time, pursuant to this Agreement and by virtue of the REIT Conversion, and without any further action on the part of W. P. Carey, NewCo REIT or any stockholder of W. P. Carey (the “W. P. Carey Stockholders”) or any stockholder of NewCo REIT (the “NewCo REIT Stockholders”):

(a) each W. P. Carey Listed Share outstanding immediately prior to the Effective Time shall be cancelled and, in exchange for cancellation of such share, the rights attaching to such share shall be converted into the right to receive one share of NewCo REIT Common Stock (the “Conversion Consideration”), which shall constitute the only issued and outstanding shares of capital stock of the Surviving Company immediately after the Effective Time;

(b) each option or other right to purchase or otherwise acquire W. P. Carey Listed Shares pursuant to stock option or other stock-based plans of W. P. Carey granted and outstanding immediately prior to the Effective Time shall, without any action on the part of the holder of such option or right, be converted into and become a right to purchase or otherwise acquire the same number of shares of NewCo REIT Common Stock at the same price per share and upon the same terms and subject to the same conditions as applicable to such options or other rights immediately prior to the Effective Time;

(c) each authorized, unissued (or, if previously issued, no longer outstanding) and unreserved W. P. Carey Listed Share and any W. P. Carey Listed Shares that are owned as treasury shares shall be canceled and cease to exist, without any conversion thereof and without payment of any consideration therefor; and

(d) each share of capital stock of NewCo REIT issued and outstanding immediately prior to the Effective Time shall be canceled and retired without payment of any consideration therefor.

(e) From and after the Effective Time, all W. P. Carey Listed Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of the W. P. Carey Listed Shares shall cease to have any rights with respect thereto, except the right to receive the Conversion Consideration described above.

Section 1.7. Recordation of Exchange.

(a) Delivery of NewCo REIT Common Stock. As soon as practicable following the Effective Time, NewCo REIT shall cause the transfer agent for the NewCo REIT Common Stock to record the transfer on the stock records of NewCo REIT of the amount of NewCo REIT Common Stock issuable as Conversion Consideration to each holder of W. P. Carey Listed Shares pursuant to Section 1.6(a).

(b) No Further Ownership Rights. All Conversion Consideration paid by NewCo REIT in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the W. P. Carey Listed Shares in respect of which such Conversion Consideration was paid. At the close of business on the day on which the Effective Time occurs, the share transfer books of W. P. Carey shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Company of W. P. Carey Listed Shares.

(c) No Liability. None of W. P. Carey, NewCo REIT, or any employee, officer, director, partner, agent or affiliate of any of them, shall be liable to any person for any part of the Conversion Consideration or for dividends or distributions with respect thereto delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by holders of any W. P. Carey Listed Shares five years after the Effective Time or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become the property of, any federal, state, local government, or agency or any court, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, shall, to the extent permitted by applicable law, become the property of NewCo REIT or its designated affiliate free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

Section 1.8. Closing Deliveries. Subject to the provisions of Article III hereof, at the Closing:

(a) W. P. Carey shall deliver, or cause to be delivered, to NewCo REIT the various certificates, instruments and documents referred to in Article III hereof to be delivered to NewCo REIT;

(b) NewCo REIT shall deliver, or cause to be delivered, to W. P. Carey the various certificates, instruments and documents referred to in Article III hereof to be delivered to W. P. Carey; and

(c) W. P. Carey and NewCo REIT shall cause the Delaware Certificate of Merger to be filed with the Delaware Secretary of State, and the Maryland Articles of Merger to be filed with the SDAT, and to become effective at the Effective Time.

ARTICLE II

COVENANTS

Section 2.1. Stock Exchange Listing. NewCo REIT shall use its reasonable best efforts to cause the NewCo REIT Common Stock to be issued in the REIT Conversion to be approved for listing on the New York Stock Exchange (the “NYSE”), subject to official notice of issuance, prior to the Closing Date.

Section 2.2. Indemnification; Directors’ and Officers’ Insurance. From and after the effective time, the Surviving Company agrees that it will indemnify, and pay or reimburse the reasonable expenses of, to the fullest extent permitted by law and its articles of incorporation and bylaws (each as amended or restated from time to time), in advance of final disposition of a proceeding, (i) any individual who is a present or former director or officer of W. P. Carey or (ii) any individual who, while a director of W. P. Carey and at the request of the W. P. Carey, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time.

Section 2.3. Further Assurances. Each Party shall execute and deliver to the other Party all such other and further instruments and documents and take or cause to be taken all such other and further actions as the other Party may reasonably request in order to effect the REIT Conversion and any related transaction.

Section 2.4. Distributions. W. P. Carey’s obligations with respect to any dividends or other distributions to the W. P. Carey Stockholders that have been declared by W. P. Carey but not paid prior to the Effective Time will be assumed by the Surviving Company in accordance with the terms thereof.

Section 2.5. Tax Treatment. NewCo REIT shall elect to treat each of Foreign Subsidiary and any subsidiary of Asiainvest LLC treated as a corporation for U.S. federal income tax purposes as a taxable REIT subsidiary under Section 856(l) of the Code, effective as of the Effective Time.

ARTICLE III

CONDITIONS

Section 3.1. Conditions of Each Party’s Obligation to Effect the REIT Conversion. The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions at or prior to the Closing Date:

(a) the REIT Conversion shall have been duly approved by the requisite vote of the W. P. Carey Stockholders and the NewCo REIT Stockholders entitled to vote thereon;

(b) the Merger shall have been duly approved by the requisite vote of the W. P. Carey Stockholders and the stockholders of CPA 15 entitled to vote thereon;

(c) the registration statement on Form S-4 (the “Form S-4”) to be filed with the Securities and Exchange Commission (the “SEC”) by NewCo REIT in connection with the REIT Conversion shall have been declared effective by the SEC, and shall not have been subjected to any stop order or other suspension of effectiveness;

(d) the shares of NewCo REIT Common Stock issuable to W. P. Carey Stockholders pursuant to the terms of this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance;

(e) W. P. Carey shall have received all governmental approvals and third party consents required to be obtained by W. P. Carey or its subsidiaries in connection with the REIT Conversion; except where the failure to obtain such approvals or consents would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Surviving Company and its subsidiaries taken as a whole;

(f) the W. P. Carey Board shall have determined, in its sole discretion, that the transactions necessary for NewCo REIT to qualify as a REIT for federal income tax purposes have occurred or are reasonably likely to occur;

(g) the W. P. Carey Board shall have determined, in its sole discretion, that no legislation, or proposed legislation with a reasonable possibility of being enacted, would have the effect of substantially (i) impairing the ability of NewCo REIT to qualify as a REIT, (ii) increasing the federal tax liabilities of NewCo REIT resulting from the REIT Conversion, or (iii) reducing the expected benefits to NewCo REIT resulting from the REIT Conversion; and

(h) the Requisite Articles of Merger shall have each been duly executed by an authorized officer of W. P. Carey and NewCo REIT, together with any and all other filings and recordings required under the DLLCA or the MGCL with respect to the REIT Conversion to which W. P. Carey or NewCo REIT is a signatory.

ARTICLE IV

TERMINATION

Section 4.1. Termination by Mutual Consent. This Agreement may be terminated and the REIT Conversion may be abandoned at any time prior to the Effective Time, before or after the approval by the W. P. Carey Stockholders, by the mutual consent of the W. P. Carey Board and the NewCo REIT Board.

Section 4.2. Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the REIT Conversion pursuant to this Article IV, no Party hereto (or any of its directors or officers) shall have any liability or further obligation to any other Party to this Agreement.

ARTICLE V

MISCELLANEOUS AND GENERAL

Section 5.1. Entire Agreement. This Agreement, including any Exhibits and documents delivered by the Parties in connection herewith, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the Parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any Party hereto unless made in writing and signed by all Parties hereto.

Section 5.2. Modification or Amendment. Subject to the applicable provisions of the DLLCA and the MGCL, at any time prior to the Effective Time, the Parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective Parties.

Section 5.3. Waiver of Conditions. The conditions to each of the Parties’ respective obligation to consummate the REIT Conversion are for the sole benefit of such Party and may be waived before or after the Effective Time by such Party in whole or in part to the extent permitted by applicable law.

Section 5.4. Counterparts. For the convenience of the Parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

Section 5.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

Section 5.6. Incorporation. All Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

Section 5.7. No Third-Party Beneficiaries. Except as provided in Section 2.2, this Agreement is not intended to confer upon any person other than the Parties hereto any rights or remedies hereunder.

Section 5.8. Headings. The Article and Section headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

Section 5.9. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdictions. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 5.10. No Appraisal Rights. The holders of the W. P. Carey Listed Shares are not entitled under the DLLCA to dissenters’ or appraisal rights as a result of the REIT Conversion.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties hereto on the date first herein above written.

W. P. CAREY & CO. LLC

By:	/s/ Trevor P. Bond
Name: Trevor P. Bond
Title: Chief Executive Officer

W. P. CAREY REIT, INC.

By:	/s/ Trevor P. Bond
Name: Trevor P. Bond
Title: Chief Executive Officer

[Signature Page – Conversion Agreement]

Exhibit A

Delaware Certificate of Merger

CERTIFICATE OF MERGER

of

W. P. CAREY & CO. LLC

(a Delaware limited liability company)

WITH AND INTO

W. P. CAREY REIT, INC.

(a Maryland corporation)

Pursuant to Section 18-209 of the Delaware Limited Liability Company Act (“DLLCA”), the undersigned hereby certify that:

1.	The entities participating in the merger (the “Merger”) herein are:

a.	W. P. Carey & Co. LLC, a Delaware limited liability company (“Parent”); and

b.	W. P. Carey REIT, Inc., a Maryland corporation (“Surviving Corporation”).

2.	An agreement and plan of merger has been approved, adopted, certified, executed and acknowledged by Parent and Surviving Corporation in accordance with the provisions of Section 18-209 of the DLLCA.

3.	The name of the Surviving Corporation in the Merger is W. P. Carey REIT, Inc.

4.	The certificate of incorporation of the Surviving Corporation shall be the certificate of incorporation of the surviving corporation, as in force and effect at the effective time of the Merger, without any amendment or change effected by the Merger.

5.	The Merger shall become effective immediately upon filing this Certificate of Merger.

6.	An executed copy of the agreement and plan of merger will be maintained on file at the principal place of business of the Surviving Corporation at:

                                                                      50 Rockefeller Plaza

                                                                      New York, NY 10020

7.	A copy of the agreement and plan of merger will be furnished by the Surviving Corporation on request, and without cost, to any stockholder of the constituent corporations.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Merger to be executed by its authorized officer this [    ] day of [            ], 2012.

W. P. CAREY & CO. LLC, a Delaware limited liability company

By:
Name:
Title:

W. P. CAREY & CO. LLC, a Maryland corporation

By:
Name:
Title:

Exhibit B

Maryland Articles of Merger

ARTICLES OF MERGER

between

W. P. CAREY & CO. LLC

(a Delaware limited liability company)

and

W. P. CAREY REIT, INC.

(a Maryland corporation)

W. P. CAREY & CO. LLC, a limited liability company duly organized and existing under the laws of the State of Delaware (“W. P. Carey”), and W. P. CAREY REIT, INC., a corporation duly organized and existing under the laws of the State of Maryland (the “REIT”), do hereby certify that:

FIRST: W. P. Carey and the REIT, being the parties to these Articles of Merger, have agreed to merge (the “Merger”) pursuant to that certain Agreement and Plan of Merger, dated as of February 17, 2012, by and among W. P. Carey and the REIT (as amended or restated through the date hereof, the “Merger Agreement”) in the manner and on the terms set forth in these Articles of Merger.

SECOND: The name and place of incorporation or organization of each party to these Articles of Merger are “W. P. Carey REIT, Inc.”, a Maryland corporation, and “W. P. Carey & Co. LLC”, a Delaware limited liability company. The REIT shall survive the Merger as the surviving corporation (the “Surviving Corporation”) and shall continue as a corporation of the State of Maryland under the name “W. P. Carey REIT, Inc.” pursuant to the provisions of the Maryland General Corporation Law.

THIRD: W. P. Carey was formed on October 15, 1996, under the general laws of the State of Delaware. W. P. Carey does not have a principal office in the State of Maryland. W. P. Carey is not registered or qualified to do business in the State of Maryland. The principal office of the REIT in the State of Maryland is in Baltimore City.

FOURTH: [W. P. Carey does not own an interest in land in the State of Maryland.]

FIFTH: The terms and conditions of the transaction set forth in these Articles of Merger were advised, authorized, and approved by each party to these Articles of Merger in the manner and by the vote required by its organizational documents and the laws of the state of its incorporation or organization, as applicable. The manner of approval was as follows:

[1]

DLA Draft Note: Please confirm that as of the Effective Time, neither W. P. Carey nor W. P. Carey REIT will hold any interest in land located in the State of Maryland, either of record or beneficially.

(a)     The Board of Directors of W. P. Carey at a meeting duly called and held on February 17, 2012 adopted resolutions declaring that the proposed Merger was advisable, and approving the proposed Merger, in each case, on substantially the terms and conditions set forth or referred to in the resolutions, and directed that the proposed Merger be submitted for consideration at a special meeting of the shareholders of W. P. Carey. Notice which stated that a purpose of the special meeting was to act on the proposed Merger was given by W. P. Carey to its shareholders as required by law. The proposed Merger was approved by the shareholders of W. P. Carey at a special meeting of shareholders duly called and held on [ ] by the affirmative vote of the holders of at least a majority of the votes represented by the total number of shares of all classes outstanding and entitled to be voted on the matter, as required by law and the organizational documents of W. P. Carey.

(b)     The Board of Directors and sole stockholder of the REIT by a joint unanimous written consent of the board of directors and sole stockholder of the REIT, dated February 17, 2012, signed by all of the directors of the REIT and the sole stockholder of the REIT, adopted resolutions pursuant to which (i) the Board of Directors determined that the proposed Merger was advisable and approved the proposed Merger, in each case, on substantially the terms and conditions set forth or referred to in the resolutions, (ii) the Board of Directors directed that the proposed Merger be submitted for consideration by the sole stockholder of the REIT by written consent, and (iii) the sole stockholder of the REIT approved the proposed Merger, as required by law and the charter of the REIT. Notice was waived by each stockholder of the REIT entitled to vote on the proposed Merger and each stockholder not entitled to vote on the proposed Merger.

SIXTH: Neither the charter nor the bylaws of the Surviving Corporation will be amended as a result of the Merger. At the Effective Time of the Merger, the directors and officers of W. P. Carey immediately prior to the Effective Time of the Merger shall become the directors and officers, respectively, of the Surviving Corporation, until their respective successors are duly elected and qualified or until their earlier death, resignation, or removal.

SEVENTH: The membership interests of W. P. Carey are comprised of shares with no par value (the “W. P. Carey Listed Shares”), representing 100% of the total percentage of membership interests in W. P. Carey, and such sharesare not divided into classes. The total number of W. P. Carey Listed Shares of which W. P. Carey has authority to issue is One Hundred Million (100,000,000) shares.

EIGHTH: The total number of shares of stock of all classes which the REIT has authority to issue is One Hundred Million (100,000,000) shares, all of which are classified as common stock, par value $0.001 per share (the “REIT Common Stock”). The aggregate par value of all the authorized shares of stock of all classes of the REIT with par value is One Hundred Thousand Dollars ($100,000.00).

NINTH: At the Effective Time, in accordance with Section 3-114 of the Maryland General Corporation Law, the separate existence of W. P. Carey will cease by virtue of the Merger and without any further action on the part of W. P. Carey or the REIT or any shareholder of W. P. Carey or stockholder of the REIT. The manner and basis of converting or exchanging the outstanding W. P. Carey Listed Shares into shares of stock of the Surviving Corporation or other consideration, and the treatment of any issued W. P. Carey Listed Shares or share of stock of the REIT not to be converted or exchanged are as follows:

(c)     Each W. P. Carey Listed Share outstanding immediately prior to the Effective Time shall, at the Effective Time, be cancelled and retired and, in exchange for cancellation of such share, shall be converted into one share of REIT Common Stock (the “Per Share Merger Consideration”), which shall constitute the only issued and outstanding shares of stock of the Surviving Corporation immediately after the Effective Time;

(d) Each option or other right to purchase or otherwise acquire W. P. Carey Listed Shares pursuant to stock option or other stock-based plans of W. P. Carey granted and outstanding immediately prior to the Effective Time shall, at the Effective Time and without any action on the part of the holder of such option or right, be converted into and become a right to purchase or otherwise acquire the same number of shares of REIT Common Stock at the same price per share and upon the same terms and subject to the same conditions as applicable to such options or other rights immediately prior to the Effective Time; and

(e) Each W. P. Carey Listed Share that constitutes an authorized and unissued (or, if previously issued, no longer outstanding) W. P. Carey Listed Share immediately prior to the Effective Time shall, at the Effective Time, be canceled and retired and cease to exist, without any conversion thereof and without payment of any consideration therefor; and

(f) Each share of REIT Common Stock issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, be canceled and retired, without any conversion thereof and without payment of any consideration therefor.

(g) From and after the Effective Time, all W. P. Carey Listed Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of the W. P. Carey Listed Shares shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration described above in subparagraph (a).

TENTH: The Merger shall become effective [as of [        ] local time in Baltimore City, Maryland on [    ], 2012]/ [upon acceptance for record by the State Department of Assessments and Taxation of Maryland] (the “Effective Time”).

[ REMAINDER OF PAGE INTENTIONALLY LEFT BLANK. ]

IN WITNESS WHEREOF, W. P. CAREY & CO. LLC has caused these presents to be signed in its name and on its behalf by its [President] and attested by its [Secretary] on this                          day of                                                                  , 2012.

ATTEST:	W. P. CAREY & CO. LLC, a Delaware limited liability company

By:
Name:		Name:
Title:		Title:

THE UNDERSIGNED, [President] of W. P. CAREY & CO. LLC, who executed on behalf of W. P. Carey the foregoing Articles of Merger of which this certificate is made a part, hereby acknowledges in the name and on behalf of W. P. Carey the foregoing Articles of Merger to be the corporate act of W. P. Carey and hereby certifies that to the best of [his/her] knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

Name:
Title:

IN WITNESS WHEREOF, W. P. Carey REIT, Inc. has caused these presents to be signed in its name and on its behalf by its [President] and attested by its [Secretary] on this                     day of                                                              , 2012.

ATTEST:	W. P. CAREY REIT, INC,, a Maryland corporation

By:
Name:		Name:
Title:		Title:

THE UNDERSIGNED, [President] of W. P. CAREY REIT, INC., who executed on behalf of the REIT the foregoing Articles of Merger of which this certificate is made a part, hereby acknowledges in the name and on behalf of the REIT the foregoing Articles of Merger to be the corporate act of the REIT and hereby certifies that to the best of [his/her] knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

Name:
Title: